Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES RATIONALIZATION OF ORGANIZATION STRUCTURE AND PRELIMINARY FOURTH QUARTER 2011 RESULTS

TORONTO, February 27, 2012 - SunOpta Inc. (“SunOpta or “the Company”) (Nasdaq:STKL) (TSX:SOY), a leading global natural and organic foods company, today announced that the Company has undertaken a process to streamline its operations and organizational structure, addressing underperforming food based operations and targeting improved earnings, predictability and return on assets.

In order to streamline operations, drive efficiencies and better align product innovation and commercial activities, the Company has commenced restructuring SunOpta Foods to align its operating segments with the markets and customers serviced, rather than by product groupings.

As a result, the former Fruit Group has been eliminated and a new Consumer Products Group has been created to focus on non-grains based consumer packaged goods. The Consumer Products Group will be comprised of the Frozen Foods and Healthy Snacks operations, which were part of the former Fruit Group, and the Food Solutions operations which were formerly part of the International Foods Group. As part of this restructuring the Fruit Ingredient operations of the former Fruit Group have been consolidated with the existing Ingredients Group.

The International Foods Group will now be comprised of the Company’s international sourcing and supply operations (Tradin Organic) and the operations of Purity Life Health Products. The Grains and Foods Group will remain unchanged.

With this realignment, SunOpta Foods will consist of four operating segments; Grains and Foods, Ingredients, Consumer Products and International Foods. The Company will begin reporting segmented information based on its new operating segments for the quarter ending March 31, 2012.

The Company is also in the process of rationalizing a number of operations and functions. As part of this process, the Company will be reducing its salaried workforce by approximately 6% and reducing annual operating costs by approximately $3.0 million before tax, once fully implemented. One-time severance costs of approximately $0.5 million before tax are expected to be incurred as a result of these reductions during the first half of fiscal 2012.

The Company is also actively working to address certain underperforming business operations in the Food Group and is taking specific measures which are expected to improve future earnings and generate positive cash flow over the course of the year. This undertaking is consistent with the Company’s objective of focusing on value-added food businesses which align with established operating income targets.

In hand with the Company’s efforts to improve operations in the Food Group, the Company will report a primarily non-cash charge of approximately $8.6 million after tax or $0.13 per diluted common share in the Company’s results of operations for the fourth quarter of fiscal 2011, reflecting the write-down of intangible and other long-lived assets and certain inventory at our Purity Life Health Products and Frozen Foods operations. Including the impact of these charges and the accrual for the previously reported Colorado Sun Oil Processors arbitration ruling, the Company expects to report a loss of $0.11 per diluted common share and a loss from continuing operations of $0.06 per diluted common share for the fourth quarter of 2011. Adjusted for the aforementioned write-down of intangible and other long-lived assets and certain inventory, which are not reflective of normal operations, the Company expects to report adjusted earnings from continuing operations1 of approximately $0.07 per diluted common share for the fourth quarter of 2011. The financial results provided in this press release are preliminary and subject to completion and review of the 2011 financial statements by the Company.

Steve Bromley, President and Chief Executive Officer of SunOpta further commented, "These decisions and activities are important to our Company’s development as a global leader in natural and organic foods. We have grown rapidly over the last ten years and built a solid organization within markets that we feel are poised for long term growth. We believe there is much more that can be accomplished and this realignment and rationalization is a key step in addressing our Company’s true potential, improving our operational performance and positioning SunOpta for continued success. ”

1 See discussion of Non-GAAP Measures

As previously announced, the Company plans to issue its final financial results for the fourth quarter and year ended December 31, 2011 on March 6, 2012, after the close of the stock markets. The Company plans to host a conference call at 10:00 AM Eastern Time on Wednesday, March 7, 2012, to discuss the fourth quarter and year ended 2011 financial results and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at the Company's website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company's website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company's website. A replay number can also be accessed between March 7th and 14th with the toll free dial-in number 1 (855) 859-2056 or (404) 537-3406 followed by pass code: 46853475#.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company’s core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The Company has two non-core holdings, a 66.4% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

Forward Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, statements regarding our focus on rightsizing, realignment and restructuring of our operating and organizational structure, our efforts to rationalize a number of our underperforming businesses and the expected impact of these efforts on annual operating expenses, future cash flows and future earnings. The terms and phrases "continue", "improving", "focused", "believe", "positioned" and "confident", and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, consumer interest in health and wellness, product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization and product development initiatives. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, potential failure of product development, working capital management, inability or delays in implementing continuous improvement initiatives, availability and pricing of raw materials and supplies, and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
Steve Bromley, President & CEO
Tony Tavares, Vice President & COO
Rob McKeracher, Vice President & CFO
John Dietrich, Vice President, Corporate Development
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com

Non-GAAP Measures

Adjusted earnings from continuing operations per diluted share is a non-GAAP financial measure. During the quarter ended December 31, 2011, the Company recorded specific charges against income that we do not believe are reflective of normal business operations. As a result, the Loss attributable to SunOpta Inc. on a per diluted share basis is adjusted to arrive at Adjusted earnings from continuing operations per diluted share. The following is a tabular presentation of Adjusted earnings from continuing operations per diluted share, including a reconciliation to GAAP loss attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable GAAP financial measure.

Following is a calculation of our expected adjusted earnings per share for the quarter ended December 31, 2011.

Diluted Earnings
per Share
Loss attributable to SunOpta Inc.	($0.11)
Included in discontinued operations:
Colorado Sun Oil Processors arbitration ruling	0.05
Loss from continuing operations	(0.06)
Adjusted for:
Write-down of intangible and other long-lived assets at Purity Life Health Products	0.09
Write-down of certain inventory and long-lived assets at Frozen Foods operations	0.04
Adjusted earnings from continuing operations	$0.07